Exhibit 3.63(a)

State of Delaware Secretary of State Division of Corporations Delivered 05:30 PM 04/23/2010 FILED 05:02 PM 04/23/2010 SRV 100419515 - 4815550 FILE

CERTIFICATE OF FORMATION

OF

CLUBCORP TTC, LLC

1.         The name of the limited liability company is: ClubCorp TTC, LLC

2.         The address of its registered office in the State of Delaware is: 2711 Centerville Road, Suite 400 in the City of Wilmington, Zip Code 19808. The name of its registered agent as such address is: Corporation Service Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of ClubCorp TTC, LLC, this 23rd day of April, 2010.

Authorized Person,

/s/ Amber Imhoff
Amber Imhoff